FORM 10f-3

                       THE BLACKROCK FUNDS

                    Record of Securities Purchased
               Under the Trust's Rule 10f-3 Procedures

1.   Name of Purchasing Portfolio:  BlackRock North
Carolina Municipal Money Market Portfolio (BR-NCMM),
BlackRock Pennsylvania Municipal Money Market
Portfolio (BR-PAMM), BlackRock Virginia Municipal
Money Market Portfolio (BR-VAMM), CMA Multi-state
Municipal Series Trust, CMA Arizona Municipal Money
Fund (L-AZCMA), CMA Multi-state Municipal Series
Trust, CMA California Municipal Money Fund (L-CACMA),
Cal Money (L-CAMNY), CMA Multi-state Municipal Series
Trust, CMA Connecticut Municipal Money Fund (L-CTCMA),
CMA Multi-state Municipal Series Trust, CMA Florida
Municipal Money Fund (L-FLCMA), CMA Multi-state
Municipal Series Trust, CMA Massachusetts Municipal
Money Fund (L-MACMA), CMA Multi-state Municipal Series
Trust, CMA Michigan Municipal Money Fund (L-MICMA),
Muni Fund (L-MUNIF), CMA Multi-state Municipal Series
Trust, CMA North Carolina Municipal Money (L-NCCMA),
CMA Multi-state Municipal Series Trust, CMA
Pennsylvania Municipal Money Fund (L-PACMA), Merrill
Lynch Institutional Tax Exempt Fund of Merrill Lynch
Funds for Inst (L-TE), Master Tax-Exempt Trust (MF-L-
TET)

2.   Issuer: Puerto Rico Commonwealth TRANS

3.   Date of Purchase:  10/18/07

4.   Underwriter from whom purchased:  Wachovia Securities
LLC

5.   Name of Affiliated Underwriter (as defined in the
Trust's procedures) managing or participating in syndicate: Merrill Lynch & Co.

6. Aggregate principal amount of purchased (out of total offering): $220,000,000 out of $1,010,000,000

7.   Aggregate principal amount purchased by funds advised
by BlackRock and any purchases by other accounts with
respect to which BlackRock has investment discretion
(out of the total offering): $220,000,000 out of
$1,010,000,000

8.   Purchase price (net of fees and expenses):  100.520
9.   Date offering commenced:  10/18/07
10.  Offering price at end of first day on which any sales
were made:  100.619
11.  Have the following conditions been satisfied:
	                                              Yes	No

       a.   The securities are part of an issue registered
            under the Securities Act of 1933, as amended, which
            is being offered to the public, or are Eligible
            Municipal Securities, or are securities sold in an
            Eligible Foreign Offering or are securities sold in
            an Eligible Rule 144A Offering or part of an issue of government
            securities.						_X__	___

                                                      Yes	No
	b.	The securities were purchased prior to the
		end of the first day on which any sales
		were made, at a price that was not more
		than the price paid by each other
		purchaser of securities in that offering
		or in any concurrent offering of the
		securities (except, in the case of an
		Eligible Foreign Offering, for any rights
		to purchase required by laws to be granted
		to existing security holders of the
		Issuer) or, if a rights offering, the
		securities were purchased on or before the
		fourth day preceding the day on which the
		rights offering terminated.			_X__ ___

	c.	The underwriting was a firm commitment
		underwriting.				      _X__ ___

	d.	The commission, spread or profit was
		reasonable and fair in relation to that
		being received by others for underwriting similar securities during the same period.
	                                              __X_ ___

	e.	In respect of any securities other than
		Eligible Municipal Securities, the issuer of such securities has been in continuous operation for not less than three years (including the operations of predecessors).
	                                              _X__ ___

f.	Has the affiliated underwriter confirmed
      that it will not receive any direct or indirect
      benefit as a result of BlackRock's participation
      in the offering?					   __X_ ___







Approved: _Kevin Schiatta___________
Date:  10/18/07





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